                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                               USA Talks.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, Par Value $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   90332H102
                            -----------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this schedule is filed

         / /     Rule 13d - 1(b)
         / /     Rule 13d - 1(c)
         /X/     Rule 13d - 1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages
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----------------------------                         ---------------------------
CUSIP NO.                             13G                 Page 2 of 5 Pages
----------------------------                         ---------------------------

--------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              S. S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Allen J. Portnoy
--------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  / /
                                                                    (b)  / /
--------------------------------------------------------------------------------
     3        SEC USE ONLY

--------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              United States
--------------------------------------------------------------------------------
                                5      SOLE VOTING POWER
                                       1,134,428 (Does not include affiliates)
        NUMBER OF           ----------------------------------------------------
          SHARES                6      SHARED VOTING POWER
       BENEFICIALLY                    0
         OWNED BY           ----------------------------------------------------
         BY EACH                7      SOLE DISPOSITIVE POWER
        REPORTING                      1,134,428 (Does not include affiliates)
          PERSON
           WITH             ----------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       0
--------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON
              1,134,428 (Does not include affiliates)
--------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*
              / /
--------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              5.98%
--------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON *
              IN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILING OUT!

                               Page 2 of 5 pages
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Schedule 13G (cont.)

ITEM 1.

        (a)   Name of Issuer:  _USA Talks.com, Inc_________________________

        (b) Address of Issuer's Principal Executive Offices: ________________ 4180 La Jolla Village Dr., Suite 570, La Jolla, CA 92037

              -----------------------------------------------------------

ITEM 2.

        (a)   Name of Person Filing:  Allen J. Portnoy
                                     --------------------------------

        (b)   Address of Principal Business Office or, if none, Residence:
              4180 La Jolla Village Dr., Suite 570
              La Jolla, CA 92037
              -----------------------------------------------------------

              -----------------------------------------------------------

              -----------------------------------------------------------

        (c)   Citizenship:  United States

        (d)   Title of Class of Securities:  Common Stock, $ .001     par value
                                                            ---------

        (e)   CUSIP Number:   90332H102
                            ----------------------------

ITEM 3.  STATUS OF PERSON FILING:

              N/A
              ------------------------

ITEM 4.  OWNERSHIP


        (a) Amount Beneficially Owned: 1,134,428 (Does not include affiliates)shares

        (b)   Percent of Class:     5.98%
                                ------------------

        (c)   Number of shares as to which such person has:

              (i)    sole power to vote or to direct the vote: 1,134,428
                     shares                                   ----------------

              (ii)   shared power to vote or to direct the vote:      0
                                                                 --------------

              (iii)  sole power to dispose or to direct the disposition of:
                     1,134,428 shares

              (iv)   shared power to dispose or to direct the disposition of:
                         0       shares
                     -----------


                               Page 3 of 5 pages
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Schedule 13G (cont.)


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
than five percent of the class of securities, check the following:   / /

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF THE GROUP

               Not applicable.

ITEM 10. CERTIFICATION

(a)   Not Applicable.

(b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that effect.


                               Page 4 of 5 pages
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Schedule 13G (cont.)

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     2/12/1999
                                       ----------------------------------------
                                                        Date

                                         /s/ Allen J. Portnoy
                                       ----------------------------------------
                                                       Signature

                                         Allen J. Portnoy, CEO
                                       ----------------------------------------
                                                       Name/Title



                               Page 5 of 5 pages